Exhibit 99.1

Titan Machinery Inc. Announces Correction for a Portion of Fiscal 2011 Guidance

Reiterates Revenue Range  of $920 million to $980 million for Fiscal 2011

Reiterates Fully Diluted EPS Range of $0.92 to $1.02 for Fiscal 2011

Corrected Net Income Range of $16.7 million to $18.5 million

Fargo, ND — April 15, 2010 — Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, reported earlier today the fiscal 2010 financial results and its expectations as to results for fiscal 2011, which guidance inadvertently misstated the expected net income range.  All other aspects of guidance for fiscal 2011 were correct.  The anticipated net income range reported should have been $16.7 million to $18.5 million.  The expected earnings per share range of $0.92 to $1.02 remains unchanged, as does the expected weighted average diluted shares outstanding of approximately 18.1 million and the revenue range of $920 million to $980 million.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States. The Titan Machinery network consists of 73 dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska and Wyoming, including three outlet stores, representing one or more of the CNH Brands (NYSE:CNH) Case IH, New Holland Agriculture, Case Construction, New Holland Construction, Kobelco and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s expected results of operations for the fiscal year ending January 31, 2011, involve known and unknown risks and uncertainties, which may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results.  The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s construction segment, the impact of continuing unfavorable conditions in the credit markets, governmental agriculture policies, seasonal fluctuations, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served.  These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K.  Titan Machinery conducts its business in a highly competitive and rapidly changing environment.  Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:

ICR, Inc.

John Mills, jmills@icrinc.com

Senior Managing Director

310-954-1100